UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): August 18, 2005
THE CORPORATE EXECUTIVE BOARD COMPANY
(Exact name of registrant as specified in its charter)

Delaware	000-24799	52-2056410
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

2000 Pennsylvania Avenue, NW
Suite 6000,
Washington, DC
(Address of principal		20006
executive offices)		(Zip Code)
(202) 777-5000
(Registrant’s telephone number,
including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
At the Annual Meeting of Stockholders of The Corporate Executive Board Company (the “Company”), held on August 18, 2005, stockholders approved the adoption of amendments (the “Plan Amendments”) to the Company’s 2004 Stock Incentive Plan (the “2004 Plan”). The Plan Amendments (1) permit non-employee directors (meaning persons who are or have been elected to be members of the Board of Directors and who are not employees of the Company or any subsidiary) to participate in the 2004 Plan, (2) place annual limits on the size of awards that may be granted to non-employee directors under which the aggregate number of shares of common stock subject to stock options and stock appreciation rights granted to a non-employee director may not exceed 30,000 (or 12,000 with respect to other types of awards), except that a non-employee director may receive up to 200% of such amounts in the year in which she or he first joins the Board, and (3) provide that, for purposes of counting the number of shares issued under the 2004 Plan, shares retained by or delivered to the Company to pay the exercise price or withholding taxes arising under an award and unissued shares resulting from the settlement of stock appreciation rights in stock or net settlement of a stock option do not again become available for issuance as future awards under the 2004 Plan. Other than the changes described above, the Plan Amendments do not alter or change any terms of the 2004 Plan, which was approved by the Company’s stockholders in July 2004. The foregoing description of the Plan Amendments is qualified in its entirety by reference to the actual terms of the 2004 Plan, as amended, which is attached as Exhibit 10.1 to this report. For additional information about the 2004 Plan, as amended, refer to Proposal 2 on pages 8-15 of our proxy statement on Schedule 14A for our 2005 Annual Meeting of Stockholders, as filed with the U.S. Securities and Exchange Commission on July 19, 2005 and which is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     (c) Exhibits

Exhibit No.	Description
10.1	The Corporate Executive Board Company 2004 Stock Incentive Plan, as amended July 18, 2005.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Corporate Executive Board Company

By:	/s/ Timothy R. Yost

Timothy R. Yost
Chief Financial Officer

Date: August 24, 2005

Exhibit Index

Exhibit No.	Description
10.1	The Corporate Executive Board Company 2004 Stock Incentive Plan, as amended July 18, 2005.